Exhibit 4.3

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

General

The following description of the capital stock of Fusion Pharmaceuticals Inc. (the “Company”) is intended as a summary only and therefore is not a complete description of the Company’s capital stock. This description is based upon, and is qualified by reference to, the Company’s Articles of Amendment to the Articles of the Company (the “Articles”), and its General By-laws (the “Bylaws”), which are filed as exhibits to the Annual Report on Form 10-K, of which this Exhibit 4.3 is a part.

The Company’s authorized share capital consists of an unlimited number of common shares, no par value, and an unlimited number of preferred shares, no par value, issuable in series, all of which preferred shares are undesignated.

Common Shares

The holders of the Company’s common shares are entitled to one vote for each share held on all matters submitted to a vote of the shareholders. Holders of the Company’s common shares are entitled to receive ratably any dividends declared by the Company’s board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred shares. The Company’s common shares have no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of the Company’s liquidation, dissolution or winding up, holders of common shares will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred shares.

Preferred Shares

The Company’s board of directors has the authority, without further action by the Company’s shareholders, to issue an unlimited number of preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common shares. The issuance of preferred shares could adversely affect the voting power of holders of common shares and the likelihood that such holders will receive dividend payments and payments upon the Company’s liquidation, dissolution or winding up. In addition, the issuance of preferred shares could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action.

Canadian Business Corporations Act

The Company is governed by the Canada Business Corporations Act (the “CBCA”). The CBCA, the Articles and the Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of the Company. These provisions are summarized below.

Advance Notice Provisions

Our Bylaws contain certain provisions that are intended to: (1) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (2) ensure that all our shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (3) allow our shareholders to vote on an informed basis. Only persons who are nominated by shareholders in accordance with our advance notice provisions will be eligible for election as directors at any annual meeting of our shareholders, or at any special meeting of our shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under our advance notice provisions, a shareholder wishing to nominate a director would be required to provide us with notice, in a prescribed form and within prescribed time periods. These time periods include, (1) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days prior to the date of the annual meeting of shareholders; provided that if the first public announcement of the date of the annual meeting of shareholders, which we refer to as the notice date, is less than 50 days before the meeting date, not later than the close of business on the 10th day following the notice date, and (2) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the notice date; provided that, in either instance, if “notice-and-access” provisions under applicable Canadian laws are used for delivery of proxy related materials in respect of a meeting described above, and the notice date in respect of the meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.

Shareholder Nominations and Proposals

Under the CBCA, a registered holder or beneficial owner of shares that are entitled to be voted at an annual meeting of shareholders may submit to the corporation notice of any matter that the person proposes to raise at the meeting (a “proposal”), which is subject to any requirements in the bylaws for advance notice to the corporation. A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than five per cent of the issued and outstanding shares or five per cent of the issued and outstanding shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented, but this subsection does not preclude nominations made at a meeting of shareholders.

Shareholder Actions by Written Consent

Under the CBCA, shareholders may act by written resolution signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders.

Amendment to Articles and Bylaws

Under the CBCA, either a director or a shareholder entitled to vote at an annual or special meeting of shareholders may make a proposal to amend the Articles. A proposed amendment to the Articles requires approval by special resolution of the shareholders. A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on that resolution.

Under the CBCA, a shareholder entitled to vote at an annual or special meeting of shareholders may make a proposal to make, amend or repeal a by-law. Unless the Articles, Bylaws or a unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any Bylaws that regulate the business or affairs of the corporation. The directors shall then submit such by-law, or amendment or repeal of such by-law, to the shareholders at the next meeting of shareholders, and the shareholders may, confirm, reject or amend the by-law, amendment or repeal by ordinary resolution.

Votes on Mergers, Consolidations and Sale of Assets

Under the CBCA, the approval of an amalgamation agreement and certain other transactions requires approval by special resolution. A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on that resolution.

Anti-Takeover and Ownership Provisions

The CBCA contains no restriction on the adoption of a shareholder rights plan. The CBCA does not restrict related party transactions; however, in Canada, takeover bids and related party transactions are addressed in provincial securities legislation and policies.

Transactions with Directors and Officers

Under the CBCA, a director or an officer of a corporation shall disclose to the corporation, in writing or by requesting to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the corporation, if the director or officer (i) is a party to the contract or transaction; (ii) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (iii) has a material interest in a party to the contract or transaction.

Stock Exchange Listing

The Company’s common shares are listed on The Nasdaq Global Select Market under the trading symbol “FUSN.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Company’s common shares is American Stock Transfer & Trust Company, LLC.

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